Exhibit 8.1

Our subsidiaries, each of which is incorporated under the laws of the Federative Republic of Brazil, are listed below:

•	Jaborandi Agrícola Ltda.

•	Imobiliária Jaborandi Ltda.

•	Imobiliária Cremaq Ltda.

•	Imobiliária Engenho de Maracaju Ltda.

•	Imobiliária Araucária Ltda.

•	Imobiliária Mogno Ltda.

•	Imobiliária Cajueiro Ltda.

•	Imobiliária Ceibo Ltda.

•	Imobiliária Flamboyant Ltda.

•	Palmeiras S.A.

•	Moroti S.A.

•	Agrifirma Agro Ltda.

•	Agrifirma Bahia Agropecuária Ltda.(*)

•	I. A. Agro Ltda.(*)

•	GL Empreendimentos e Participações Ltda.(*)

•	Agrifirma Bahia Agropecuária Ltda.(*)

(*)	Subsidiaries of Agrifirma Agro Ltda. (indirect control).